                              SECURITIES AND EXCHANGE COMMISSION
                                    Washington, DC 20549

                                         FORM N-8A

                                NOTIFICATION OF REGISTRATION
                           FILED PURSUANT TO SECTION 8(a) OF THE
                               INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:  Oppenheimer Principal Protected Trust IV

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      6803 South Tucson Way, Englewood, Colorado 80112

Telephone Number (including area code):  303-768-3200

Name and address of agent for service of process:

      Robert G. Zack, Esq.
      Senior Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Financial Center
      225 Liberty Street, 11th Floor
      New York, New York 10281-1008

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  [X]        No.  [   ]

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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf  in the City of New York and  State of New York on the 14th day of April,
2004.

                              Oppenheimer Principal Protected Trust IV

                                    /s/ Robert G. Zack
                              By: _______________________________
                                    Robert G. Zack, Secretary
Attest:

      /s/ Denis R. Molleur
By: __________________________________
        Denis R. Molleur, Assistant Secretary